Exhibit 19.1
Policv and Number Category
Issue Date Issued By Supersedes

SECURITIES TRADING POLICY
GENERAL EMPLOYMENT POLICIES
April 9, 2021 Legal
Securities Trading Policy, issued June 20, 2011

1.13
United States securities laws prohibit insiders of a public company, such as directors, officers and employees, from trading in the securities of that company on the basis of material non-public information, commonly known as "inside" information. In addition to the direct liability of insiders for insider trading violations, companies and their directors and officers are also potentially liable for failing to prevent insider trading violations by company personnel if a KVH director or officer knows or recklessly disregards the fact that an employee is likely to engage in insider trading and fails to take steps to prevent such trading. In light of these laws and the severity of possible sanctions both to the employee and KVH for insider trading violations, KVH has adopted this policy.
The restrictions on trading set forth below apply not only to directors, officers and employees, but also to members of their households (including trusts and other entities they control). Insiders are responsible for the compliance of all household and family members with this policy and should, if necessary, review this policy with them, and the general prohibitions on insider trading.
This policy is not intended to replace an employee's primary responsibility to understand and comply with the prohibition on insider trading under United States securities laws. If employees have any questions concerning this policy or generally with respect to their obligations under the federal securities laws, they should contact KVH's General Counsel or obtain additional guidance where appropriate.

General Restrictions

•No director, officer or employee of KVH who possesses material non-public information relating to KVH may buy or sell securities of KVH or engage in any other action to take advantage of, or pass on ("tip") to others, such information.
•No director, officer or employee who, while acting on behalf of KVH, obtains material non public information which relates to any other company, including clients or suppliers, may buy or sell securities of that company or otherwise misuse such information. This prohibition also applies to any company with whom KVH is discussing a prospective business relationship, such as a merger or acquisition.
•No director, officer or employee of KVH may engage in short selling, transactions in derivatives (such as puts and calls), hedging, and/or pledging with respect to securities ofKVH. More specifically:
•No director, officer or employee of KVH may purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities of KVH, regardless of whether the securities were obtained from KVH.

•No director, officer or employee of KVH may pledge, hypothecate, grant any security interest in, or otherwise encumber, any securities of KVH (including any transaction through a margin account that imposes such an encumbrance).

•Directors, officers and employees of KVH are required to avoid discussing with or disclosing to third parties any material non-public information about KVH or its activities except (a) to a person subject to a contractual or other legal obligation to maintain the confidentiality of the information until it ceases to be material non-public information or
(b) as authorized by KVH's Chief Executive Officer, Chief Financial Officer or General Counsel.
•These restrictions apply to transactions engaged in by directors, officers and employees both directly and indirectly through an agent or another person.
Material Non-Public Information

"Material non-public information" is any information that is not generally known to the public and that a reasonable investor would consider important to a decision to buy, hold or sell securities and which therefore could reasonably affect the price of the securities. In general, any non-public information which could affect the trading price of the securities involved probably constitutes inside information. Examples of inside information that may be deemed material include:

•historical financial results;

•projections of future financial results, such as revenues, earnings, losses, or concerns about liquidity or cash flows;

•knowledge regarding a pending or proposed merger, acquisition or tender offer, or a significant sale of assets;

•the declaration of a stock split or the offering of additional securities;

•changes in management;

•the introduction or status of significant new products or services or technology breakthroughs;

•an increase or decline in business, including the gain or loss of a substantial customer or supplier;

•expansion or curtailment of operations;

•major litigation, investigations, regulatory concerns or business problems, including accounting errors or audits;

•cybersecurity or privacy risks or incidents, including data breaches and privacy violations; and

•dividend increases or decreases.

Employees should know that either positive or negative information may be material. The restriction on trading based on inside information applies not only to non-public information but also applies for a limited time after such information has been publicly released because KVH's shareholders and the investing public must be afforded a reasonable period of time to receive and consider the information before KVH insiders are allowed to act upon such publicly disclosed information.

Blackouts

To prevent certain employees who by virtue of their job responsibilities may regularly have access to material non-public information from trading in KVH securities prior to the full public dissemination of that information, and to maintain a clear, consistent message to the investment community, KVH has instituted a blackout policy.

This means that during designated periods of time, called blackout periods, no KVH employee identified below or director may buy, sell, or otherwise acquire or transfer KVH securities, other than the acquisition of stock from KVH through the exercise of stock options, through the grant of other forms of equity compensation or through the Employee Stock Purchase Plan. This policy prohibits sales during a blackout period of common shares of KVH acquired under any KVH equity compensation plan, including the Employee Stock Purchase Plan, or through the exercise of stock options or warrants. This policy also prohibits broker-assisted cashless exercises of stock options or warrants during a blackout period. However, this prohibition does not apply to trading in KVH securities pursuant to a plan intended in good faith to comply with Rule 10b5-l under the Securities Exchange Act of 1934, as long as both (a) the plan was not entered into or modified either during a blackout period or at any other time when the insider was in possession of material non-public information and (b) the plan (and any modification thereto) is pre-cleared by KVH's General Counsel before any trading under the plan (or such modification). This prohibition does not apply to gifts and other transfers for estate planning purposes that are made during a blackout period, provided that (a) the transaction is pre-approved by KVH's General Counsel in writing and (b) each donee or transferee agrees in writing to comply with this policy until the donor ceases to be subject to the blackout period.
In particular, there shall be a standard end-of-quarter blackout period beginning two (2) weeks prior to the end of any fiscal quarter and ending at the close of business one (1) business day after public disclosure and dissemination of revenue and earnings information for that quarter by means of a quarterly press release. In addition to the standard end-of-quarter blackout periods, KVH may, from time to time, impose other blackout periods.
In order to ensure that such employees do not buy, sell, or otherwise acquire or transfer KVH securities during a blackout period, KVH will notify those employees in writing or via e-mail no less than fourteen days before each blackout period begins. However, there may be times when, due to unforeseeable events or circumstances beyond KVH's control or for other reasons, it will be necessary for KVH to declare blackout periods without providing fourteen (14) days' notice to employees.

Employees Subject to Blackouts

•All Members of the Board of Directors
•All Section 16 Reporting Officers
•All Vice Presidents and Members of the Executive Management Team
•All Members of the Finance Department and the Accounting Manager
•All Members of the Operations Review Team
•Manufacturing Manager, Rhode Island
•Any Other Employee Identified and Notified by the CEO or General Counsel

Preclearance Policy
In order to augment compliance with the insider trading laws, each director, each officer subject to Section 16 of the Securities Exchange Act of 1934 and each Employee Subject to Blackouts (as listed above) must notify the Chief Executive Officer, Chief Financial Officer or the General Counsel of any proposed transaction in KVH securities (even outside blackout periods) and must receive the prior [written] clearance of the Chief Executive Officer, Chief Financial Officer or the General Counsel before proceeding with such transaction. Any preclearance is valid for five (5) business days unless revoked. The Chief Executive Officer, Chief Financial Officer and the General Counsel may not preclear their own trades. Preclearance is not a guarantee that a person does not have material non-public information. Neither KVH nor any director, officer or employee shall have any liability for any delay in reviewing, or refusal of, any request to pre-clear any transaction under this policy. Moreover, notwithstanding any pre-clearance of a transaction, neither KVH nor any director, officer or employee assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Policy Limitations

This policy does not prohibit reporting possible violations of law or regulation to any governmental authority or making legally protected whistleblower disclosures. No one subject to this policy needs permission from anyone at KVH or KVH’s legal counsel to make such reports or disclosures or needs to notify KVH about them. This policy is not intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in a court or other proceeding.

Administration and Interpretation

This policy shall be administered, interpreted and enforced by KVH’s General Counsel (or, with respect to the policy’s application to the General Counsel, by KVH’s Chief Executive Officer or Chief Financial Officer), subject to the direction of the KVH Board of Directors. The General Counsel may designate one or more individuals to perform the General Counsel’s duties in the event that the General Counsel is unable or unavailable to perform such duties.